Exhibit 23(i)(2)

[SUTHERLAND ASBILL & BRENNAN LLP LETTERHEAD]

April 17, 2008

Board of Trustees
MLIG Variable Insurance Trust
1700 Merrill Lynch Drive
Pennington, NJ 08534

     RE: MLIG VARIABLE INSURANCE TRUST

Trustees:

     We hereby consent to the reference to our name under the captions “Legal Counsel” in the prospectuses and in the statement of additional information filed as part of post-effective amendment No. 10 to the registration statement on Form N-1A for MLIG Variable Insurance Trust (File No. 333-83074). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Sincerely,

SUTHERLAND ASBILL & BRENNAN LLP

By:	/s/ Marguerite C. Bateman Marguerite C. Bateman